Exhibit 99.1

FOR IMMEDIATE RELEASE:	December 19, 2014

Media Contact: Melissa Moore, (503) 818-9845, msm@nwnatural.com
Investor Contact: Bob Hess, (503) 220-2388, rsh@nwnatural.com

NW Natural Announces Executive Leadership Promotions

PORTLAND, Ore. - The board of directors for Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), has approved several executive promotions including MardiLyn Saathoff to senior vice president and general counsel; Shawn Filippi to vice president and corporate secretary; and Kim Heiting to vice president of communications and chief marketing officer. All three promotions are part of the company’s long-term succession planning efforts and will take effect January 1, 2015.
Saathoff will assume the general counsel functions currently performed by Margaret Kirkpatrick who will move into the role of senior vice president of environmental policy until her planned retirement at the end of 2015. Saathoff will report to Gregg Kantor, President and CEO.
Saathoff is currently vice president of legal, risk and compliance and also serves as chief governance officer and corporate secretary. Prior to NW Natural, Saathoff worked for Danaher Corporation, Tektronix, Inc., the Oregon Governor’s office, the Oregon Department of Justice, and Stoel Rives, LLP. Saathoff serves on the board of directors for Oregon Health Sciences University, Portland Center Stage and the Northwest Gas Association. She holds a master’s degree from Lewis & Clark and a JD from Lewis & Clark Law School.
“Margaret Kirkpatrick has made outstanding contributions in her capacity as general counsel since joining the company 10 years ago, and her leadership in this position will be greatly missed. However, her strategic oversight on environmental matters in the year ahead will help us navigate the important work to come on the Portland Harbor site, as well as other ongoing environmental policy efforts,” said Kantor. “At the same time, we are excited to move Mardi into the general counsel role. With Mardi, Shawn and Kim we continue to have a talented and seasoned officer team, prepared to lead the company forward.”
Shawn Filippi is being promoted to vice president and corporate secretary, reporting to Saathoff. Filippi has been with NW Natural for nearly 10 years, with her most current position as the company’s senior legal counsel and assistant corporate secretary. Previously, Filippi was an attorney at Stoel Rives, LLP, where she practiced in the areas of corporate law, securities, finance and mergers and acquisitions. A graduate of Lewis & Clark Law School, Filippi served as a trustee and chair of the alumni board of directors for the Northwestern School of Law. She has also served as a trustee for the Oregon chapter of the National Multiple Sclerosis Society.
Kim Heiting is being promoted to vice president of communications and chief marketing officer, reporting to David Anderson, executive vice president and chief operating officer. Heiting joined the Company in 1998 and has served in a variety of roles during that time, including corporate communications director and chief communications officer. Prior, Heiting held management positions at Bank of America Corporation and Alltel Corporation in Chicago, IL. She has a master’s degree from Northwestern University, and currently serves on the board of LifeWorks Northwest and the Northwest Gas Association.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 700,000 residential, commercial and industrial customers in Oregon and Southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. Additional information is available at nwnatural.com.